Exhibit 99.1
LyondellBasell Industries N.V.
Summary of Unaudited Historical Financial Information
Based on Segment Structure Effective as of January 1, 2023

Information About Non-GAAP Financial Measures

This summary of unaudited historical financial information makes reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We use earnings from continuing operations before interest, income taxes, and depreciation and amortization (“EBITDA”) as our measure of profitability for segment reporting purposes. We report our financial results in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), but believe that certain non-GAAP financial measures, such as EBITDA and EBITDA, exclusive of identified items, provide useful supplemental information to investors regarding the underlying business trends and performance of the our ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity.

We also present EBITDA, exclusive of identified items. Identified items include adjustments for “lower of cost or market” (“LCM”), impairments and refinery exit costs. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Fluctuation in the prices of crude oil, natural gas and correlated products from period to period may result in the recognition of charges to adjust the value of inventory to the lower of cost or market in periods of falling prices and the reversal of those charges in subsequent interim periods, within the same fiscal year as the charge, as market prices recover. Property, plant and equipment are recorded at historical costs. If it is determined that an asset or asset group’s carrying value exceeds fair value, an impairment charge is recognized to write the asset down to its’ estimated fair value. In April 2022 we announced our decision to cease operation of our Houston Refinery no later than the end of 2023. In connection with exiting the refinery business, we began to incur costs primarily consisting of accelerated lease amortization costs, personnel related costs, accretion of asset retirement obligations and depreciation of asset retirement costs.

LyondellBasell Industries N.V.
Summary of Unaudited Historical Financial Information
Based on Segment Structure Effective as of January 1, 2023

Revenues by Segment Information (unaudited)

	Year Ended December 31,
Millions of dollars	2020	2021	2022
Sales and other operating revenues:
Olefins & Polyolefins - Americas	$7,595	$15,560	$14,480
Olefins & Polyolefins - EAI	8,811	14,061	13,455
Intermediates & Derivatives	6,269	10,180	12,950
Advanced Polymer Solutions	3,244	4,161	4,202
Refining	4,727	8,002	11,893
Technology	659	843	693
Other/Eliminations	(3,552)	(6,634)	(7,222)
Total sales and other operating revenues	$27,753	$46,173	$50,451

LyondellBasell Industries N.V.
Summary of Unaudited Historical Financial Information
Based on Segment Structure Effective as of January 1, 2023

Reconciliation of EBITDA to EBITDA Excluding Identified Items by Segment (unaudited)

	Year Ended December 31,
Millions of dollars	2020	2021	2022
EBITDA:
Olefins & Polyolefins - Americas	$1,852	$5,370	$2,865
Olefins & Polyolefins - EAI	919	1,830	178
Intermediates & Derivatives	833	1,378	1,872
Advanced Polymer Solutions	243	231	115
Refining	(871)	(624)	921
Technology	324	514	366
Other	(15)	(10)	(16)
EBITDA	$3,285	$8,689	$6,301

Add: Identified items
Impairments:
Olefins & Polyolefins - EAI	$—	$—	$69
Refining	582	624	—

Refinery exit costs:
Refining	—	—	157

LCM charges:
Olefins & Polyolefins - Americas	3	—	—
Olefins & Polyolefins - EAI	—	—	—
Intermediates & Derivatives	10	—	—
Advanced Polymer Solutions	3	—	—
Refining	—	—	—
Total LCM charges	16	—	—

Total Identified items	$598	$624	$226

EBITDA excluding Identified items:
Olefins & Polyolefins - Americas	$1,855	$5,370	$2,865
Olefins & Polyolefins - EAI	919	1,830	247
Intermediates & Derivatives	843	1,378	1,872
Advanced Polymer Solutions	246	231	115
Refining	(289)	—	1,078
Technology	324	514	366
Other	(15)	(10)	(16)
EBITDA excluding identified items	$3,883	$9,313	$6,527

LyondellBasell Industries N.V.
Summary of Unaudited Historical Financial Information
Based on Segment Structure Effective as of January 1, 2023

Reconciliation of Net Income to EBITDA Including and Excluding Identified Items (unaudited)

	Year Ended December 31,
Millions of dollars	2020	2021	2022
Net income	$1,427	$5,617	$3,889
Loss from discontinued operations, net of tax	2	6	5
Income from continuing operations	1,429	5,623	3,894
(Benefit from) provision for income taxes	(43)	1,163	882
Depreciation and amortization	1,385	1,393	1,267
Interest expense, net	514	510	258
add: Identified items
LCM charges	16	—	—
Impairments	582	624	69
Refinery exit costs	—	—	157
EBITDA excluding identified items	3,883	9,313	6,527
less: Identified items
LCM charges	(16)	—	—
Impairments	(582)	(624)	(69)
Refinery exit costs	—	—	(157)
EBITDA	$3,285	$8,689	$6,301

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